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                                                                   EXHIBIT 10.19

                   Compass International Services Corporation
                                 One Penn Plaza
                                   Suite 4430
                           New York, New York  10119


                                 March 4, 1998



Mr. Mahmud U. Haq
c/o Compass International Services Corporation
One Penn Plaza, Suite 4430
New York, New York  10119

Dear Mr. Haq:

     You are an officer of the undersigned (the "Company"). Pursuant to that certain letter agreement, dated as of March 31, 1997 with BGL Capital Partners, L.L.C., you subscribed for and purchased 1,750 shares of common stock of the Company, par value $.01 per share (the "Shares"), at a purchase price of $10.00 per share (the "Purchase Price").

     To induce you to continue to serve as an officer of the Company, and in consideration of your continued service after the date hereof, the Company hereby undertakes and agrees to pay or cause to be paid and shall be liable for, and covenants and agrees to defend, indemnify and hold you harmless on an after-tax basis from and against, any and all Losses (as defined below) resulting from, arising out of or otherwise based upon Taxes (as defined below) that are attributable to, or arise from any claim or determination by the Internal Revenue Service or other income tax authority that the fair market value of the Shares on the date you purchased them was greater than the Purchase Price (such claim or determination an "Indemnified Tax Matter").

     As used in this letter, (i) "Losses" means liabilities, obligations, losses, fines, costs, or deficiencies, including but not limited to out-of-pocket fees and expenses and reasonable attorneys' and accountants' fees and expenses incurred in the investigation or defense of any of the same and (ii) "Taxes" means any income, alternative minimum, employment, payroll, social security, unemployment, withholding or other similar tax, assessment or other governmental charge (including all interest and penalties thereon and additions thereto whether disputed or not) imposed by any federal, state or local government.

     The payment obligation of Company hereunder shall be reduced by any Tax benefit actually realized by you that would not have been realized but for an Indemnified Tax Matter (for example, the benefit of an increase in the tax basis in Shares disposed of by you). If any such Tax benefit is actually realized by you before any payment is made to you by the Company hereunder, the obligation of the Company shall be reduced by the amount of any such Tax
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Mr. Mahmud U. Haq
March 4, 1998
Page Two


benefit, and if such Tax benefit is actually realized by you after the date the Company has made a payment to you hereunder, you shall reimburse the Company for the amount of such Tax benefit promptly after such Tax benefit is actually realized, provided that your reimbursement obligation hereunder shall not exceed the aggregate amount of payments in respect of tax liabilities previously made to you by the Company hereunder.

     The obligation of Company hereunder shall survive any transfer by you of the Shares and any termination of your employment by the Company.

     If you are in agreement with the foregoing, please so indicate by signing the enclosed copy of this letter where indicated below and return the same to the Company.

     This letter will be governed by and construed in accordance with the laws of the State of New York.

                             Very truly yours,

                             COMPASS INTERNATIONAL SERVICES CORPORATION



                             By /s/ Michael J. Cunningham
                               --------------------------------------------
                                  Name:  Michael J. Cunningham
                                  Title: Chief Executive Officer


Accepted and Agreed as of
the date of this letter:


/s/ Mahmud U. Haq
-----------------------------
Mahmud U. Haq